Exhibit 10.36

THIRD AMENDMENT

TO THE

FIRST COMMUNITY FINANCIAL PARTNERS, INC.

AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

WHEREAS, First Community Financial Partners, Inc. (the “Company”) maintains the First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan (the “Plan”);

WHEREAS, pursuant to Article 6 of the Plan, the Board of Directors (the “Board”) of the Company has reserved to itself the power, authority and discretion to amend the Plan from time-to-time;

WHEREAS, the Board has determined that it is in the best interest of the Company to amend the Plan in order to revise the option exercise and tax withholding provisions; and

WHEREAS, the Board has duly authorized the undersigned officer to carry out the foregoing.

NOW, THEREFORE, effective as of July 2, 2017, the Plan be and hereby is amended in the following particulars:

1.                                      The last sentence of Section 2.2 shall be deleted and replaced with the following new sentence:

“The payment of the Exercise Price of an option shall be by cash or, subject to limitations imposed by applicable law, by any of the following means unless otherwise determined by the Committee from time to time: (a) by tendering, either actually or by attestation, shares of Stock acceptable to the Committee and valued at Fair Market Value as of the day of exercise; (b) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock acquired upon exercise of the option and to remit to the Company no later than the third business day following exercise a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise; (c) by payment through a net exercise such that, without the payment of any funds, the Participant may exercise the option and receive the net number of shares of Stock equal in value to (i) the number of shares of Stock as to which the option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value (on the date of exercise) less the Exercise Price, and the denominator of which is such Fair Market Value (the number of net shares of Stock to be received shall be rounded down to the nearest whole number of shares of Stock); (d) by personal, certified or cashiers’ check; (e) by other property deemed acceptable by the Committee or (f) by any combination thereof.”

2.                                      The last sentence of Section 7.9 shall be deleted and replaced with the following new sentence:

“Except as otherwise provided by the Committee, such withholding obligations may be satisfied:  (a) through cash payment by the Participant; (b) through the surrender of shares of Stock that the Participant already owns; or (c) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such shares under clause (c) may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction.”

3.             In all other respects the Plan shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed by its duly authorized officer this 20th day of June, 2017.

FIRST COMMUNITY FINANCIAL PARTNERS, INC.

By:	/s/ Patrick J. Roe

Its:	President and COO